Discover Financial Services
Amended and Restated 2007 Omnibus Incentive Plan
2012
AWARD CERTIFICATE FOR
PERFORMANCE STOCK UNITS

Table of Contents for Award Certificate

1.	Performance stock units generally	4
2.	Performance Measures	4
3.	Vesting schedule and conversion	4
4.	Special provisions for certain employees	6
5.	Dividend equivalent payments	6
6.	Death and Disability and Retirement	7
7.	Reduction in Force	7
8.	Change in Control	8
9.	Termination of Employment and cancellation of awards	8
10.	Tax and other withholding obligations	9
11.	Satisfaction of obligations	10
12.	Nontransferability	10
13.	Designation of a beneficiary	10
14.	Ownership and possession	11
15.	Securities law matters	11
16.	Compliance with laws and regulations	11
17.	No entitlements	12
18.	Consents under local law	12
19.	Award modification	12
20.	Severability	13
21.	Successors	13
22.	Governing law	13
23.	Section 409A	13
24.	Defined terms	14

Discover Financial Services
Omnibus Incentive Plan

2012
Award Certificate for Performance Stock Units

Discover has awarded to you performance stock units (PSUs) as part of your discretionary long-term incentive compensation for services provided during the Performance Period and through the Scheduled Vesting Date. This Award Certificate sets forth the general terms and conditions of your 2012 performance stock unit award (your “PSU Award”). The number of PSUs in your Target Award has been communicated to you independently. Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 24 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 24 below have the meanings set forth in the Plan.
If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your PSU Award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your PSU Award.
Your PSU Award is made pursuant to the Plan. References to “performance stock units” in this Award Certificate mean only those PSUs included in your PSU Award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.
The purpose of this PSU Award is, among other things, to align your interests with the interests of the Company and its stockholders and to reward you for your continued Employment and service to the Company in the future and your compliance with the Company's policies (including, without limitation, the Company's risk policy and Code of Conduct), to protect the Company's interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, the number of PSUs that you earn will depend on the Company's performance during the Performance Period. Moreover, you will earn PSUs included in your PSU Award only if you (1) remain in continuous Employment through the Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 9 below and (3) satisfy obligations you owe to the Company as set forth in Section 11 below. Even if your PSUs have vested, your award will be subject to recoupment if a cancellation event occurs under the circumstances set forth in Section 9 below. As the Company deems appropriate, the Company will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or during a specified period of time prior to the Scheduled Vesting Date. If you fail to timely provide any required certification or other evidence, the Company will cancel your award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.

1.	Performance stock units generally.

Each PSU is a Restricted Stock Unit that is subject to additional conditions as described herein and corresponds to one share of Discover common stock. A PSU constitutes a contingent and unsecured promise by Discover to pay you one share of Discover common stock on the conversion date for the PSU. As the holder of PSUs, you have only the rights of a general unsecured creditor of Discover. You will not be a stockholder with respect to the shares of Discover common stock corresponding to your PSUs unless and until your PSUs convert to shares.

2.	Performance Measures.

The portion, if any, of your Target Award that you can earn will be based on Discover performance against the performance measures set forth in this Section 2 and the other terms and conditions of this Award Certificate, and may vary from zero to two times the number of PSUs included in your Target Award.
Your Target Award will be earned based on the Discover EPS. The number of PSUs that you earn based on the Discover EPS (subject to vesting and the other terms and conditions of your award) will be determined by multiplying the number of PSUs in your Target Award by a multiplier determined as follows:

•	If the Discover EPS is less than the EPS Minimum, the multiplier will be zero.

•	If the Discover EPS equals the EPS Minimum, the multiplier will be 0.5.

•	If the Discover EPS equals the EPS Target, the multiplier will be 1.

•	If the Discover EPS equals or is greater than the EPS Maximum, the multiplier will be 2.

•	If the Discover EPS is between EPS Minimum and EPS Target, then the multiplier will be obtained by straight-line interpolation between the EPS Minimum and EPS Target.

•	If the Discover EPS is between EPS Target and EPS Maximum, then the multiplier will be obtained by straight-line interpolation between the EPS Target and EPS Maximum.

3.	Vesting schedule and conversion.

(a)
Vesting schedule. Except as otherwise provided in this Award Certificate, you will vest in any PSUs that are earned in accordance with Section 2 on the Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, PSUs will vest only if you continue to provide future services to the Company by remaining in continuous Employment through the Scheduled Vesting Date. The special vesting terms set forth in Sections 6, 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death, Disability, or Retirement, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 7, or (iii) upon a Change in Control. Vested PSUs are subject to the tax withholding provisions set forth in Section 10 of this Award Certificate.

(b)
Conversion. Except as otherwise provided in this Award Certificate, your PSUs, to the extent earned and vested, will convert to shares of Discover common stock (rounded to the nearest whole share) on the Scheduled Vesting Date. The special conversion provisions set forth in Sections 6, 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death, Disability, or Retirement, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 7, or (iii) upon a Change in Control.

No PSUs will convert to shares of Discover common stock until (i) the Committee certifies the extent to which the performance criteria set forth in Section 2 have been satisfied, and (ii) the Company's Chief Human Resources Officer receives confirmation from the Company's Chief Risk Officer that you did not engage in any willful or reckless violation of the Company's risk policy.

The shares delivered upon conversion of PSUs shall be delivered as soon as administratively practicable after the Scheduled Vesting Date and shall not be subject to any transfer restrictions, other than those that may arise under the securities laws, Discover's policies, or Section 11 below, but will be subject to recoupment, as set forth in Section 9(c), and clawback, as set forth in Section 3(c).

(c)
Clawback. In the event and to the extent the Committee reasonably determines that the performance certified by the Committee, and on the basis of which PSUs were converted to shares of Discover common stock, was based on Discover's material noncompliance with any financial reporting requirement under the securities laws which requires Discover to file a restatement of its financial statements, you will be obligated to repay to the Company:

(i)
the number of shares that were delivered upon conversion of your PSUs during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, less the number of shares that would have been delivered had your PSUs converted to shares based on compliance with any such financial reporting requirement under the securities laws (such number of shares determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 10) (the “Clawback Shares”); you shall transfer to the Company (i) the Clawback Shares net of taxes or (ii) an amount equal to the number of Clawback Shares so transferred multiplied by the fair market value net of taxes, determined using a valuation methodology established by the Company, of Company common stock on the date your PSUs converted to shares of Company common stock; plus

(ii)	any dividend equivalents that were paid on the Clawback Shares when your PSUs converted to shares.

(d)
Accelerated conversion. Discover shall have no right to accelerate the conversion of any of your PSUs or the payment of any of your dividend equivalents, except to the extent that such acceleration is not prohibited by Section 409A of the Internal Revenue Code and would not result in your being required to recognize income for United States federal income tax purposes before your PSUs convert to shares of Discover common stock or your dividend equivalents are paid or your incurring additional tax or interest under Section 409A of the Internal Revenue Code. If the Committee, in its sole discretion, determines that any PSUs are converted to shares of Discover common stock or any dividend equivalents are paid prior to the Scheduled Vesting Date pursuant to this Section 3(d), these shares or dividend equivalents may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by the Committee in its sole discretion.

(e)
Rule of construction for timing of conversion. Whenever this Award Certificate provides for your PSUs to convert to shares, or your dividend equivalents to be paid, on the Scheduled Vesting Date or upon a different specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion of your PSUs (or delivery of Discover shares following conversion) or payment of your dividend equivalents, as applicable, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion or payment, as applicable, is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages, and the Company shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your PSUs or payment of your dividend equivalents pursuant to Section 3(d), as applicable.

4.Six-month delay for specified employees.
Notwithstanding the other provisions of this Award Certificate, to the extent necessary to comply with Section 409A of the Internal Revenue Code, if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A of the Internal Revenue Code at the time of the termination of your Employment, any PSUs to which you are entitled under this PSU Award that constitute a deferred compensation arrangement under Section 409A of the Internal Revenue Code will not convert to Discover common stock until the date that is six months after the termination of your Employment.
5.Dividend equivalent payments.
If Discover pays a regular or ordinary dividend on its common stock, you will be credited with cash dividend equivalents with respect to your PSU Award in an amount equal to the amount of the dividend that would have been paid on a number of shares of Discover common stock corresponding to your Target Award. Discover will credit the dividend equivalents as soon as is administratively practicable after it pays the corresponding dividend on its common stock. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to, your PSUs (provided that, subject to Section 3(e), the dividend equivalents may be paid following the date on which the PSUs convert to shares of Discover common stock as soon as administratively practicable). The amount of dividend equivalents paid to you will be based on the number of PSUs that actually convert to shares (and will be paid only if your PSUs convert to shares), provided that such dividend equivalents will be reduced to the extent that application of the performance measures set forth in Section 2 results in your earning less than the Target Award and will be increased to the extent that application of those performance measures results in your earning more than the Target Award. (For example, if you earn 80% of the Target Award based on the performance measures, 20% of the dividend equivalents credited in respect of regular or ordinary dividends will be canceled.)
If your PSU Award is subject to a pro rata reduction upon the termination of your Employment (as described below) and your award is to be paid on a date following such termination, the amount of dividend equivalents credited to you in respect of regular or ordinary dividends paid on Discover common stock following your termination shall continue to be based on the number of shares of Discover common stock corresponding to your Target Award, and the amount paid to you (subject to the other terms and conditions of this Award Certificate) shall be the amount calculated as provided above in this Section 5, in each case multiplied by the Pro Ration Fraction. If your PSU Award is subject to a pro rata reduction upon the termination of your Employment and is paid out on such termination (as described below), the amount of dividend equivalents paid to you shall be calculated based on the number of shares of Discover common stock corresponding to your Target Award (adjusted, if applicable, as provided in this Section 5) multiplied by the Pro Ration Fraction.

Notwithstanding the foregoing, in the event your PSU Award is canceled in full on or before the Scheduled Vesting Date, all dividend equivalents credited to you in respect of regular or ordinary dividends will be canceled.

The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Discover in its sole discretion. No dividend equivalents will be paid to you on any canceled PSUs. Discover will decide on the form of payment and may pay dividend equivalents in shares of Discover common stock, in cash or in a combination thereof.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations, as summarized in Section 10.
6.Death and Disability and Retirement.

The following special vesting and payment terms apply to your PSUs:

(a)
Death. If you die, then the number of PSUs that will vest, and the number of shares of Discover common stock the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, will receive will be determined by multiplying (i) the number of shares earned based on the performance measures set forth in Section 2 had you remained in Employment through the Scheduled Vesting Date by (ii) the Pro Ration Fraction, provided that your beneficiary or estate promptly notifies the Company of your death. Any such shares of Discover common stock will vest and convert to shares of Common Stock on the Scheduled Vesting Date and will be delivered as soon as administratively practicable following the Scheduled Vesting Date.

After your death, the cancellation provisions set forth in Section 9(c) will no longer apply. The shares delivered upon conversion of PSUs pursuant to this Section 6(a) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Company's policies) but will be subject to clawback as set forth in Section 3(c).

(b)
Disability; Retirement. If your Employment terminates due to Disability or Retirement, then, subject to Section 3(c) above, any transfer restrictions and the cancellation provisions described herein, the number of PSUs that you will receive will be determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures described in Section 2, had you remained in Employment through the Scheduled Vesting Date, by (ii) the Pro Ration Fraction. These shares will vest and convert to shares of Common Stock on the Scheduled Vesting Date and be delivered to you as soon as administratively practicable thereafter.

7.Reduction in Force.

If the Company terminates your Employment due to a reduction in force or an elimination of your position, each as determined by Discover in its sole discretion, the number of PSUs that you will receive will be determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures described in Section 2, had you remained in Employment through the Scheduled Vesting Date, by (ii) the Pro Ration Fraction, provided that you first sign an agreement and release satisfactory to Discover. These shares will vest and convert to shares of Common Stock on the Scheduled Vesting Date and be delivered to you as soon as administratively practicable thereafter. The shares delivered upon conversion of PSUs pursuant to this Section 7 will not be subject to any transfer restrictions (other than those that may arise under the securities laws or Discover's policies) but will be subject to recoupment as set forth in Section 9(c) and clawback as set forth in Section 3(c).

8.Change in Control.

(a)
If, during the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to a cash award valued as of date of the Change in Control event as determined by the Company using the EPS Target multiplier set forth in Section 2, the use of which shall be deemed to be a valuation using the target level. Any such cash award will be delivered to you (subject to Section 3(c) above and the cancellation provisions set forth herein) as soon as administratively practicable following the sooner to occur of (i) the Scheduled Vesting Date or (ii) the date when the Company terminates your Employment, or if you terminate your Employment for Good Reason, other than for Cause. Notwithstanding the foregoing, if, following the Change in Control event but prior to the delivery of such cash award, you voluntarily terminate your Employment other than for Good Reason or you are terminated for Cause, you will forfeit such cash award.

(b)
If, after the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to a cash award valued as of date of the Change in Control event as determined by the Company based on the performance measures in Section 2 but applied as though the Performance Period ended with the last quarter of Discover ending simultaneously with or before the effective date of the Change in Control, the use of which shall be deemed to be a valuation using the target level. Any such cash award will be delivered to you (subject to Section 3(c) above and the cancellation provisions set forth herein) as soon as administratively practicable following the sooner to occur of (i) the Scheduled Vesting Date or (ii) the date when the Company terminates your Employment, or if you terminate your Employment for Good Reason, other than for Cause. Notwithstanding the foregoing, if, following the Change in Control event but prior to the delivery of such cash award, you voluntarily terminate your Employment other than for Good Reason or you are terminated for Cause, you will forfeit such cash award.

9.Termination of Employment and cancellation of awards.

(a)
Cancellation of unvested awards. Your unvested PSUs, including any dividend equivalents theretofore credited to you, will be canceled if your Employment terminates for any reason other than under the circumstances set forth in this Award Certificate for death, Disability, and Retirement described in Section 6 or an involuntary termination by the Company described in Section 7 or in connection with a Change in Control as provided in Section 8.

(b)
General treatment of vested awards. Except as otherwise provided in this Award Certificate, your vested PSUs will convert to shares of Discover common stock on the Scheduled Vesting Date. The tax and other withholding provisions as set forth in Section 10 of this Award Certificate will continue to apply until the date the shares of Discover common stock are delivered.

(c)
Cancellation of awards under certain circumstances. The cancellation events set forth in this Section 9(c) are designed, among other things, to incentivize compliance with the Company's policies (including, without limitation, the Company's risk policy and Code of Conduct), to protect the Company's interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 9(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 9(c) no longer apply).
Notwithstanding Discover's performance based on the measures set forth in Section 2 or your satisfaction of the vesting conditions of this Award Certificate, PSUs (and any dividend equivalents credited thereon) are not earned until the Scheduled Vesting Date and, unless prohibited by applicable law, will be canceled prior to the Scheduled Vesting Date in any of the circumstances set forth below in Section 9(c)(1). Although you will become the beneficial owner of shares of Discover common stock following conversion of your PSUs, the Company may, upon notice, issue a transfer restriction with respect to your shares following conversion of your PSUs (and any dividend equivalents credited thereon) pending any investigation or other review that impacts the determination as to whether the PSUs (and any dividend equivalents credited thereon) are cancellable under the circumstances set forth below. The shares underlying such PSUs (and any dividend equivalents credited thereon) shall be forfeited in the event the Company determines that the PSUs were cancellable under the circumstances set forth below.

Notwithstanding any provision of this Award Certificate to the contrary, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you (a) engage, in Competitive Activity; (b) engage in Wrongful Solicitation or (c) breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, you shall be required to:

(i) pay to the Company an amount in cash equal to the value of the PSUs that vested and converted to Discover shares of common stock net of taxes on or after, or within one year prior to, your termination of Employment, which value shall be determined as of the date your PSUs converted to shares of Company common stock and any dividend equivalents that were paid on such PSUs; or

(ii) transfer a number of Discover shares of common stock equal to the number of the PSUs that vested and converted to Discover shares of common stock net of taxes on or after, or within one year prior to, your termination of Employment and any dividend equivalents that were paid on such PSUs.

You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 9 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, vacation pay, bonus, severance, change in control severance or the settlement of any stock-based award. This right of offset shall not be an exclusive remedy and the Company's election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy.

10.Tax and other withholding obligations.

Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your PSUs or upon any taxable event by paying cash or by having Discover withhold shares of Discover common stock or by tendering shares of Discover common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Discover common stock on the date the shares of Discover common stock are scheduled to convert, or otherwise become taxable, as applicable, using a valuation methodology established by Discover.
In order to comply with applicable accounting standards or the Company's policies in effect from time to time, Discover may limit the amount of shares that you may have withheld or that you may tender.

11.	Satisfaction of obligations.

Notwithstanding any other provision of this Award Certificate, Discover may, in its sole discretion, take various actions affecting your PSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. These actions include the following:

(a)
Upon conversion of PSUs, including any accelerated conversion pursuant to Sections 6, 7 or 8 above, or, if later, upon delivery of the shares of Discover common stock, Discover may withhold a number of shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the fair market value of Discover common stock on the date the shares of Discover common stock are scheduled to convert, or otherwise become taxable, as applicable.

(b)
Discover may withhold the payment of dividend equivalents on your PSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.

Discover's determination of the amount that you owe the Company shall be conclusive. The fair market value of Discover common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Discover.

12.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the PSUs will be made only to you.

13.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Human Resources Department.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.
If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the PSUs granted pursuant to this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares under this award, Discover may determine in its sole discretion to deliver the shares in question to your estate. Discover's determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares.
14.Ownership and possession.

(a)	Generally. You will not have any rights as a stockholder in the shares of Discover common stock corresponding to your PSUs prior to conversion of your PSUs.
Prior to conversion of your PSUs, however, you will receive dividend equivalent credits, as set forth in Section 5 of this Award Certificate.
To the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code, with respect to any provision of this Award Certificate that provides for vested PSUs to convert to shares of Discover common stock on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date.

(b)
Following conversion. Subject to the terms and conditions of this Award Certificate, following conversion of your PSUs you will be the beneficial owner of the net shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

15.	Securities law matters.

Shares of Discover common stock issued upon conversion of your PSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Discover common stock will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such shares.

16.	Compliance with laws and regulations.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

17.	No entitlements.

(a)
No right to continued Employment. This PSU Award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your Employment by the Company or a Related Employer, or as giving you any right to continue in the employ of the Company or a Related Employer, during any period (including without limitation the period between the Date of the Award and the Scheduled Vesting Date or any portion of this period), nor shall they be construed as giving you any right to be reemployed by the Company or a Related Employer following any termination of Employment.

(b)
No right to future awards. This award, and all other awards of PSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period.

(c)
No effect on future employment compensation. Discover has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company's discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay.

(d)
Award Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control. In the event of any conflict between the terms set forth in this Award Certificate and the terms of the Plan, the latter shall control.

18.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

19.	Award modification.

The Committee reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your PSUs in any manner that the Committee considers necessary or advisable to comply with any Legal Requirement or to ensure that your PSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Discover will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by Discover's Head of Human Resources (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

20.	Severability.

In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.
21.Successors.

This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.

22.	Governing law.

This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

23.	Section 409A.

This Award Certificate and your PSU Award (including all adjustments, substitutions, dividends, valuations and distributions, and deferrals hereunder) are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to requirements under Section 409A of the Internal Revenue Code, you or your beneficiary shall fully cooperate with Discover to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Section 409A of the Internal Revenue Code shall be interpreted to refer to any successor section of the Internal Revenue Code or other guidance issued by the U.S. Internal Revenue Service, or other agency with jurisdiction, as appropriate. To the extent that full or partial payment of your PSU Award that constitutes a deferral of compensation subject to Section 409A of the Internal Revenue Code is made upon a termination of Employment, a termination of Employment shall be deemed to occur only if it is a "separation from service" for purposes of Section 409A of the Internal Revenue Code, and references in this Award Certificate to "termination," "termination of Employment," or like terms shall mean a "separation from service."

24.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Board” means the Board of Directors of Discover.

(b)“Cause” means:

(1)
any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to Disability) within ten (10) business days after written notification thereof to you by the Company;

(2)
any act or omission by you that constitutes (x) fraud or intentional misrepresentation, (y) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (z) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or

(3)
your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

(c)	A “Change in Control” means, except as provided otherwise below, the first to occur of any of the following events:

(1)
except as otherwise provided in clause (3) below, any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, either (x) acquires ownership of stock of the Company that, together with stock held by such person (not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business), constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company (but only if such person did not own more than 50% of the total fair market value of the stock of the Company prior to the acquisition of additional stock), or (y) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional stock and not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business);

(2)
a change in the composition of the Board during any twelve-month period, such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date of Date of the Award whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(3)
the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (1) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional securities);

(4)
the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (ii) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, either by the Company or by a person or more than one person acting as a group, that owns fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; provided, however, that a Change in Control pursuant to this clause (4) shall not be deemed to have occurred unless a person (determined pursuant to clause (1) above) or persons acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, with respect to a Change in Control of Discover, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company's common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

(d)
“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(e)	“Company” means Discover and all of its Subsidiaries.

(f)	“Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Company, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the termination of your employment with the Company; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(g)
“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (i) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (ii) any other business in which you have been involved in or had significant knowledge of, which has been conducted by the Company at any time during your employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.

(h)	“Date of the Award” means December 9, 2011.

(i)	“Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.

(j)	“Discover” means Discover Financial Services, a Delaware corporation.

(k)	“Discover EPS” means sum of EPS for each fiscal year within the Performance Period.

(l)	“Employed” and “Employment” refer to employment with the Company and/or Related Employment.

(m)	“EPS” shall mean, Net Income divided by the weighted average number of Discover shares of common stock (fully diluted)

(n)	“EPS Minimum” means the EPS minimum target for the Performance Period set forth in the Company's business plan.

(o)	“EPS Target” means the EPS target for the Performance Period set forth in the Company's business plan.

(p)	“EPS Maximum” means the EPS maximum target for the Performance Period set forth in the Company's business plan.

(q)
“Good Reason” means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of a Change in Control of Discover without your prior written consent:

(1)
(A) any material diminution in your assigned duties, responsibilities and/or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you, immediately prior to such assignment, or (B) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

(2)
any material reduction in your base compensation; provided, however, that Company-initiated across-the-board reductions in compensation affecting substantially all eligible Company employees shall alone not be considered “Good Reason,” unless the compensation reductions exceed twenty percent (20%) of your base compensation;

(3)	A material diminution of the budget over which you have authority;

(4)
The Company's requiring you to be based at a location that (A) is in excess of thirty-five (35) miles from the location of your principal job location or office immediately prior to the Change in Control, or (B) results in an increase in your normal daily commuting time by more than ninety (90) minutes, except for required travel on Company's business to an extent substantially consistent with your then present business travel obligations; or

(5)	Any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company.

For purposes of Sections 24(q) (1) through (5) above, the duties, responsibilities and/or authority assigned to you shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless you become Disabled, your right to terminate your Employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued Employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless you give the Company written notice thereof within 30 days after its occurrence and the Company shall not have remedied the action within 30 days after such written notice

(r)	“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(s)	“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(t)	“Net Income” means the Company's net income excluding unusual, one-time events, not reflected in business plan assumptions, as determined by the Compensation Committee, in its sole discretion.

(u)	“Performance Period” means the two-year period commencing on December 1, 2011 and ending on November 30, 2013.

(v)	“Plan” means the Discover Financial Services Amended and Restated 2007 Omnibus Incentive Plan, as in effect from time to time.

(w)
“Pro Ration Fraction” means a fraction, the numerator of which is the number of days starting with and inclusive of the first day of the Performance Period and ending on the effective date of your termination of Employment and the denominator of which is the number of days in the Performance Period.

(x)
“Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the written request or with the written consent of Discover's Head of Human Resources; (ii) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Company in its discretion as Related Employment; and, provided further that the Company may (1) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company's respective rights and obligations.

(y)	“Retirement” means the termination of your Employment by you or by the Company for any reason other than for Cause and other than due to your death or Disability, on or after the date on which:

(1)	you have attained age 55 and completed at least 5 years of service with the Company; or

(2)	you have attained age 65, whichever occurs first.

(z)	“Scheduled Vesting Date” means January 2, 2015.

(aa)
“Subsidiary” means (i) a corporation or other entity with respect to which Discover, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors or analogous governing body, or (ii) any other corporation or other entity in which Discover, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(ab)
“Target Award” means the number of PSUs that has been communicated to you separately and that will be earned, subject to the other terms and conditions of this Award Certificate, if the Discover EPS Target is achieved.

(ac)	“Wrongful Solicitation” occurs upon either of the following events:
(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the one year days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES
By:
____________________________________

Mary Oleksiuk
Senior Vice President, Chief HR Officer

APPENDIX A
Designation of Beneficiary(ies) Under
Discover Equity Compensation Plans
This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any Discover equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.
I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

Beneficiary(ies) Name	Relationship	Percentage
(1)
(2)
(3)
(4)

Address(es) of Beneficiary(ies):
(1)____________________________________________________
(2)____________________________________________________
(3)____________________________________________________
(4)____________________________________________________

Name: (please print)                Date
____________________________________
Signature
Please sign and return this form to the Human Resources Department, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015.